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                                                                   Exhibit 10.35


                              SETTLEMENT AGREEMENT

          This Agreement ("Agreement"), by and between K & F Industries, Inc. ("K & F" or the "Company") and the Pension Benefit Guaranty Corporation ("PBGC") is effective as of the Closing Date (as hereinafter defined).

                                    RECITALS

          K & F is a Contributing Sponsor (as hereinafter defined) of the Pension Plans (as hereinafter defined).

          K & F intends to refinance certain of its debt obligations and issue new subordinated debt to the public in the context of a recapitalization (the "Recapitalization").

          The PBGC, a wholly-owned United States government corporation established under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has indicated that, without certain agreements by K & F, the Recapitalization might cause PBGC to seek to terminate one or more of the Pension Plans under section 4042 of ERISA.

          K & F believes that the Recapitalization should not pose an unreasonably increased risk to PBGC and wishes to proceed with the Recapitalization without the threat that PBGC would


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attempt to terminate any of the Pension Plans.

          In consideration of K & F's agreement to undertake the obligations set forth below, PBGC has agreed to forbear from taking any action to terminate the Pension Plans as a result of the Recapitalization Transactions.

          Now, therefore, for good and valuable consideration, each of the parties to this Agreement hereby agrees as follows.

                                    AGREEMENT

  Definitions

          1.1 "Administrative Agent" shall mean the First National Bank of Chicago (or any replacement thereof) in its capacity as administrative agent for the Lenders under the Credit Agreement.

          1.2 "K & F Controlled Group" shall mean K & F Industries, Inc. and all members of its Controlled Group.

          1.3 "Bank Obligations" shall have the meaning set forth in the Intercreditor Agreement.

          1.4 "Buyer" shall mean a person (as defined in section 4001(a)(20) of ERISA) who (a) acquires assets or stock of a member of the K & F Controlled Group and (b) prior to such acquisition, is not a member of the K & F Controlled Group.

          1.5 "Change of Controlled Group Event" shall mean an


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event, subsequent to the Recapitalization Transaction, in which (i) a Buyer or a member of its Controlled Group assumes the Pension Plans or (ii) one or more of the Pension Plans' Contributing Sponsors becomes a member of the Buyer's Controlled Group and does not cease to be the Contributing Sponsor of such Pension Plan.

          1.6 "Closing Date" shall mean the closing date of the Recapitalization.

          1.7 "Collateral" shall have the meaning set forth in the Guarantee and Collateral Agreement.

          1.8 "Contributing Sponsor" shall mean contributing sponsor as defined in section 4001(a)(13) of ERISA.

          1.9 "Controlled Group" shall mean controlled group as defined in section 4001(a)(14) of ERISA.

           1.10 "Credit Agreement" shall mean the Credit Agreement, dated as of the Closing Date, among the Administrative Agent, the Lenders, the Syndication Agent and the Arranger thereto, Aircraft Braking Systems Corp. and Engineered Fabrics Corporation, as amended, supplemented or otherwise modified from time to time, and shall also be deemed to refer to any credit agreement or similar document entered into by the Company and any lender(s) that replaces in whole or in part such Credit Agreement as the Company's senior credit facility.


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          1.11 "Distress Termination" shall mean a pension plan termination pursuant to section 4041(c) of ERISA.

          1.12 "Documents" shall mean, collectively, this Agreement, the Intercreditor Agreement, the Guarantee And Collateral Agreement and the Letters of Credit.

          1.13 "Guarantee and Collateral Agreement" shall mean the agreement attached hereto as Exhibit C.

          1.14 "Hypothetical Unsecured Debt" shall mean hypothetical unsecured debt, for which a rating is requested from Standard & Poor's and Moody's, in an amount not less than $50 million (as of the date of the rating request).

          1.15 "Insolvency Event" shall mean (a) with respect to any of the Pension Plans, the issuance of a notice of determination for an involuntary termination under section 4042 of ERISA or initiation of a Distress Termination under section 4041(c); (b) the occurrence with respect to the Company or any member of the K & F Controlled Group that is a Material Subsidiary (as defined in the Credit Agreement) of (i) application for or consent to the appointment of, or the taking of possession by, a receiver, trustee or liquidator of itself or of all or a substantial part of its assets, (ii) a general assignment for the benefit of its creditors, (iii) filing a petition seeking to take advantage of any other law relating to


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bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (iv) failure to contest in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (v) any corporate action for the purpose of effecting any of the foregoing; (c) commencement of a proceeding or case, without the application or consent of the Company or any member of the K & F Controlled Group that is a Material Subsidiary, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of the debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more Days: or (d) entry of an order for relief against the Company or any member of the K & F Controlled Group that is a Material Subsidiary in an involuntary case under the Bankruptcy Code.

     1.16 "Intercreditor Agreement" shall mean the


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agreement attached hereto as Exhibit B.

          1.17 "IRC" shall mean the Internal Revenue Code of 1986, as amended.

          1.18 "Lenders" shall mean the parties from time to time to the Credit Agreement in their capacity as lenders thereunder, and their respective successors and assigns.

          1.19 "Letters of Credit" shall mean irrevocable standby letters of credit (and any renewals thereof) in favor of the PBGC issued by a bank rated "A" or better, which letter of credit shall provide that it may be drawn upon the presentation by the PBGC in the amount of the draw, not to exceed $4.5 million, accompanied by a certificate signed by the PBGC that a breach of this Agreement, within the meaning of section 7, has occurred and is continuing, specifying the amount of obligations owed by the Company which have not been paid when due. Except at expiration of this Agreement, or expiration of the requirement under this Agreement that Letters of Credit be held in favor of the PBGC, such Letters of Credit may also be drawn upon 30 days before their expiration date, if they have not been renewed as of that date or automatically extended in accordance with their terms or replaced by the Company.

          1.20 "Material Adverse Effect" shall have the meaning set forth in the Credit Agreement.


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          1.21 "Pension Plans" or "Plans" shall mean the K & F Industries
Retirement Plan for Salaried Employees and the Aircraft Braking Systems/Engineered Fabrics Retirement Plan for Bargaining Unit Employees (or any defined benefit pension plan which is a successor to any of the foregoing plans (whether by merger, consolidation, transfer of assets or liabilities or otherwise)), in each case, so long as the Contributing Sponsor of each such pension plan is a member of the K & F Controlled Group.

          1.22 "Plan Year" shall mean, as to any Pension Plan, the "plan year" as defined in section 3(39) of ERISA; provided, however, that for purposes hereof, any Plan Year must equal twelve (12) months.

          1.23 "Recapitalization Transaction" shall mean the series of events and transactions expressly contemplated by the offering Memorandum, dated October 9, 1997 of K & F, including the incurrence of debt by K & F, the incurrence of debt by certain subsidiaries of K & F and certain purchases and sales of equity interests in K & F, as therein described.

          1.24 "Senior Subordinated Notes" shall mean the 9 1/4% senior subordinated notes due 2007 issued by K & F in connection with the Recapitalization Transaction.

          1.25 "Unfunded Benefit Liabilities" shall mean, as to any Pension Plan, the amount of unfunded benefit liabilities as


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defined in section 4001(a)(18) of ERISA.

SECTION 2.   PBGC'S UNDERTAKINGS

          2.1 PBGC will take no action under Title IV of ERISA in connection with the Recapitalization Transaction, including, but not limited to, initiating or threatening to initiate proceedings under section 4042 of ERISA to terminate any of the Pension Plans sponsored by K & F or any member of K & F's Controlled Group.

          2.2 PBGC agrees to execute and deliver the Intercreditor Agreement in the form attached hereto.

SECTION 3.   K & F'S UNDERTAKINGS

          3.1 K & F agrees to execute and deliver to PBGC, in the form attached hereto, the Guarantee And Collateral Agreement (under which the Company and its subsidiaries are granting to PBGC a second security interest in substantially all their assets), and the Intercreditor Agreement (under which the relative interests of PBGC and the Lenders in the assets of K & F and its subsidiaries are established). As soon as practicable after execution of this Agreement, the Collateral Agent shall prepare and file, at the Company's expense, and the Company shall execute and deliver, such documents, including Uniform Commercial Code financing statements, as are required to establish and perfect a subordinate security interest in the assets of the


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Company and its subsidiaries pursuant to the Guarantee And Collateral Agreement.
It is agreed and understood that the security interest provided in such assets is and shall at all times be subordinate to the security interest granted under the Credit Agreement and subject to the terms of the Intercreditor Agreement.

          3.2 For each Plan Year beginning on and after the Closing Date, K & F will deliver to PBGC for each Pension Plan (a) a copy of Form 5500 (with all related schedules and attachments) within ten (10) days after it is filed and
(b) a copy of the annual actuarial valuation report, within thirty (30) days after a final copy of such actuarial valuation report signed by the Pension Plan's enrolled actuary is received by the Pension Plan's Contributing Sponsor, no later than December 31 of each plan year.

          3.3 Beginning on and after the Closing Date, K & F will deliver to the PBGC (a) written notice within 30 days after the occurrence of any event of default as specified in the Creditor Agreement which has not been cured within the period permitted for cure under the Credit Agreement; (b) written notice within two (2) days after the due date of any failure to make any required minimum funding installment; (c) promptly after such documents are filed, copies of quarterly 10-Q, annual 10-K and


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8-K reports, if any, filed with the Securities Exchange Commission; (d) written notice at least thirty (30) days prior to any refinancing of debt; (e) written notice at least thirty (30) days prior to any transaction that would have the effect of transferring the assets and liabilities of any Pension Plan or transferring such Pension Plan's sponsorship, in either event, to a Contributing Sponsor who is not a member of the K & F Controlled Group after such transaction; (f) written notice at least thirty (30) days prior to any sale, transfer or other disposition of assets of any member of the K & F Controlled Group where such assets represent 10 percent or more of the book value of the assets of the K & F Controlled Group on a consolidated basis, or generated 10 percent or more of the consolidated revenues or operating income of the K & F Controlled Group on a consolidated basis in the preceding fiscal year; (g) to the extent not otherwise provided in the filings pursuant to paragraph (e) above, annual audited financial statements and quarterly financial statements at the time such documents are provided to the Lenders; (h) simultaneous with the filing of any reportable event notice pursuant to section 4043 of ERISA, a separate copy of such filing to the Director of PBGC's Corporate Finance and Negotiations Department; (i) written notice within thirty (30) days after the payment of any unscheduled


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amortization of any secured credit facility (other than the Company's revolving credit facility), the amount of such payments; (j) written notice at least thirty (30) days prior to any borrowing under any facility other than the Company's revolving credit facility; (k) written notice within ten (10) days after a contribution is made to either Pension Plan; (l) for each Plan, by January 1 of each Plan Year, beginning in 1998, a certified actuarial statement showing the estimated Minimum Contribution for that Plan Year and the underlying calculations, including calculation of the Required Credit Balance; (m) for each Plan, by September 30 of each Plan Year beginning in 1998, a certified actuarial statement showing the final calculation of Minimum Contributions for that Plan Year and the underlying calculations including calculation of the Required Credit Balance; and (n) by the earlier of September 30 of each Plan Year or a date ten (10) days prior to the due date of any contribution required under this Agreement that will not be made on account of tax deductibility, beginning in 1998, written notice if tax deductibility is a limiting factor in the payment of Minimum Contribution amounts and the calculations underlying that determination; and (o) within 10 days after the Company renews, or receives notice that the issuer of the Letter of Credit will not renew, any Letter of Credit.


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          3.4 At least thirty (30) days before implementing any change (other than a change required by law) in any of the Pension Plans' actuarial assumptions or methods from those used for purposes of the 1996 actuarial valuation for purposes of the minimum funding standard of section 412 of the IRC, K & F shall provide PBGC with written notice of such change, and such change shall be subject to PBGC's prior written consent (which consent shall not to be unreasonably withheld or delayed). K & F shall provide PBGC a copy of any plan amendment within ten (10) days of the adoption of such plan amendment.

          3.5 With respect to contributions to the Plans:

          (a) K & F shall ensure that the following amounts are contributed to the Plans specified below by the due dates specified below.

          PLAN FOR SALARIED EMPLOYEES
          Within 10 days after the Closing Date    $1.5 million
          December 31, 1997                         2.0 million

          PLAN FOR BARGAINING UNIT EMPLOYEES
          Within 10 days after the Closing Date    $    500,000
          December 31, 1997                             500,000

          (b) The Plan for Salaried Employees and the Plan for


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Bargaining Unit Employees will have letters of credit of $2.5 million and $2.0 million respectively to secure liability to the PBGC in the event of an involuntary plan termination under section 4042 of ERISA or a distress termination within section 4041(c) of ERISA and to secure contributions required under this Agreement. The $4.5 million Letter of Credit will be renewed annually until either (i) $4.5 million is contributed to the Plans in excess of the Minimum Contributions ($2.5 million to the Salaried Plan and $2.0 million to the Bargaining Unit Plan) (such Letters of Credit may be reduced dollar for dollar for contributions made in excess of the Minimum Contribution); or (ii) each Plan has a funded ratio of 85% or greater as of the last day of the plan year in each of two consecutive years. Notwithstanding any other section of this Agreement, in the event of a default under this Agreement, the PBGC shall be entitled to reallocate the amounts payable under such Letters of Credit to either of the Plans. For purposes of computing the funded ratio, unfunded benefit liabilities will be determined under section 4001(a)(18) of ERISA. Assets will be the fair market value of assets as of the last day of the plan year in the year measured.

          (c) For Plan Years beginning January 1, 1998, and thereafter, K & F will pay Minimum Contributions for each of the plans determined as follows. The Minimum Contribution for a Plan


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Year is the minimum amount of cash required under the statutory funding requirements to be contributed for the Plan Year, payable in substantially equal quarterly installments by April 15, July 15, and October 15 of the Plan Year and on January 15 of the following year, except that (i) the Required Credit Balance shall not be offset in calculating the minimum contributions for the Plan; and
(ii) the Required Credit Balance shall be subtracted from the assets used in calculating the unfunded current liability under section 302(d)(8)(A) of ERISA and section 412(l)(8)(A) of the IRC and the full funding limit under section 412(l)(7) and the unfunded current liability percentage under section 412(l)(9).

          (d) Required Credit Balance for each Plan means as of the end of any Plan Year, the funding standard account credit balance as of December 31, 1997, plus the excess each year of the Minimum Contributions for the Plan over the statutory funding requirements, all adjusted with interest to the end of the Plan Year, plus $200,000 (or the ratably reduced amount as the Letter of Credit is reduced) to each plan for each year that the Letter of Credit remains outstanding, plus the Letter of Credit amount to the extent it is paid the Plan(s).

          (e) Notwithstanding any other provision of this Agreement, K & F shall not be required to make that portion of


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any contribution that would not be deductible under section 404 of the IRC. For purposes of this Agreement, deductibility under section 404 of the IRC shall be determined subject to the requirement that current liability shall be computed using the lowest interest rate in the permissible range prescribed under section 412(b)(5)(B)(ii) of the IRC. If any portion of a Minimum Contribution is not tax deductible if made to either Plan, then that portion shall be carried over and paid in the next year in which it is deductible. Any such carryover payment will be in addition to any minimum contributions required for such year.

           (f) For purposes of IRC sections 404 and 412, (i) all contributions required by this Agreement and made to the Plans during 1997 will be allocated to 1997; (ii) contributions made on April 15, July 15 and October 15 are made for the current Plan Year; and (iii) contributions made on January 15 are made for the previous Plan Year.

SECTION 4. PBGC LIENS

           4.1 Upon termination of the Plans after the Closing Date (other than in a standard termination pursuant to section 4041(b) of ERISA), K & F will pay PBGC an amount equal to the total amount of the Plan(s), unfunded benefit liabilities, as calculated in accordance with section 4001(a)(18) of ERISA, as of


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the termination date determined in accordance with section 4048 of ERISA. The obligation to pay the amount described in this subsection shall be secured with a second security interest in the Collateral equal to the lesser of $24 million or the unfunded benefit liabilities, as described in the Guarantee and Collateral Agreement and the Intercreditor Agreement and the obligation to make the contributions described in this Agreement shall be secured with a second security interest in the Collateral equal to the lesser of the aggregate Minimum Contributions due under this Agreement prior to December 31, 2002 or $16 million, as described in the Guarantee and Collateral Agreement and the Intercreditor Agreement ("PBGC Lien"). The PBGC Lien and the rights and interests of the PBGC thereunder, shall be subordinate to the Senior Lien and subject to the terms of the Intercreditor Agreement. K & F shall not reborrow or refinance amounts under its existing credit agreement or any successor agreement (other than the Company's revolving credit facility) to the extent that such reborrowing or refinancing would exceed $272 million reduced by $15 million annually.

SECTION 5. TERMINATION OF AGREEMENT

          5.1 This Agreement shall terminate in its entirety upon the first to occur of the following conditions: (a)


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termination of this Agreement with respect to all of the Pension Plans under
Section 5.2 below; or (b) on or after October 31, 2002, (i) the date on which K & F (or any successor) has a rating of BBB by Standard & Poor's and Baa2 by Moody's, or better, for the Senior Subordinated Notes (or if the Senior Subordinated Notes are no longer outstanding, any other subsequent issuance of public debt by K & F or its successors) and such debt is unsecured or (ii) in the event the ratings for the debt described in (b)(i) above are not available, K & F (or any successor) or K & F's parent, if any, obtains ratings of BBB by Standard & Poor's and Baa2 by Moody's, or better, for Hypothetical Unsecured Debt issued by the entire K & F Controlled Group; or (c) on or after October 31, 2002, K & F demonstrates that for two consecutive Plan Years, as of the last day of such Plan Years, the amount of Unfunded Benefit Liabilities of each of the Pension Plans is zero.

           5.2 This Agreement shall also terminate with respect to the Pension Plans to the extent (a) there is a Change of Controlled Group Event, and the unsecured debt of the Buyer or the parent of the Buyer's Controlled Group has been rated BBB by Standard & Poor's and Baa2 by Moody's, or better, for the two consecutive years prior to a rating date (which rating date is subsequent to the date of the Change of Controlled Group Event),


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and such ratings are reaffirmed taking into account the Change of Controlled
Group Event or (b) following a Change of Controlled Group Event, the Buyer and the parent of the Buyer's Controlled Group have no unsecured debt that is rated by Standard & Poor's and Moody's, and have had no unsecured debt rated below BBB/Baa2 by any rating agency within the two years prior to the rating date (which rating date is subsequent to the date of the Change of Controlled Group Event), and the Buyer obtains a private rating of BBB by Standard & Poor's and Baa2 by Moody's, or better, for Hypothetical Unsecured Debt of the Buyer or the parent of the Buyer's Controlled Group and such ratings are reaffirmed taking into account the Change of Controlled Group Event.

          5.3 Upon the termination of this Agreement, all rights of PBGC and all obligations of K & F under the Documents shall terminate in their entirety.

          5.4 K & F shall provide PBGC with written notice of any determination that it has satisfied a test for termination of the obligations under this Agreement, and shall provide to PBGC the information and documentation that supports such determination. At the request of K & F, PBGC shall thereafter respond promptly in writing as to whether it concurs with the determination, such concurrence not to be unreasonably withheld


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or delayed.

SECTION 6.  REPRESENTATIONS AND WARRANTIES

          6.1 K & F hereby represents and warrants to PBGC that:

          (a) K & F is a corporation, duly incorporated and validly existing under the laws of the State of Delaware and has all requisite corporate or other powers and all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the failure to have any of the foregoing would not result in a Material Adverse Effect on its business. K & F is duly qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

          (b) The execution and delivery of the Documents shall not conflict with nor result in a breach of, or require any consent under, the charter or by-laws (or other equivalent organizational documents) of the Company or any of its subsidiaries, or any applicable law or regulation, or any order, writ, injunction or decree of any governmental authority, or any


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material agreement or instrument to which the Company or a subsidiary is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of the Company or a subsidiary pursuant to the terms of any such agreement or instrument, except in each case where such conflict, breach, failure to obtain such consent, default or imposition of a lien could not reasonably be expected to result in a material Adverse Effect.

          (c) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under the Documents; the execution, delivery and performance by the Company of the Documents has been duly authorized by all necessary corporate action on its part; and the Documents have been duly executed and delivered by the Company and each constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights or (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).


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          6.2 PBGC represents and warrants to K & F that:

          (a) PBGC is a wholly-owned United States government corporation established under Title IV of ERISA, and has all requisite corporate and other powers and all material governmental licenses, authorizations, consents and approvals required to carry on its activities as now conducted.

          (b) The execution, delivery and performance by PBGC of this Agreement and the consummation of the transactions contemplated by this Agreement are within the powers of PBGC and have been duly authorized by all necessary action on the part of PBGC. This Agreement constitutes a legal, valid and binding agreement of PBGC enforceable against PBGC in accordance with its terms, except as such enforceability may be limited by the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

          (c) The execution, delivery and performance by PBGC of this Agreement require no action by or in respect of, or consent or approval of or filing with any other governmental authority or agency.


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SECTION 7. COMPANY BREACHES AND REMEDIES.

          7.1 Each of the following constitutes a breach of this Agreement:

          (a) Failure to provide PBGC with any information which the Company is required to provide under this Agreement within fifteen (15) days after written notice from PBGC that the information was not provided by its due date.,

          (b) Failure to meet any of the material obligations under the Intercreditor Agreement.

          (c) Occurrence of an Insolvency Event described in section 1.15(a).

          (d) Failure to make a contribution required by this Agreement.

          7.2 PBGC shall be entitled to the following remedies, at its option, in addition to other remedies that may be available at law or in equity.

          (a) All rights, remedies, and powers granted to PBGC herein, by ERISA, or by other applicable law shall be cumulative and may be exercised singly or concurrently. Failure to exercise any remedy shall not be considered a waiver of such remedy or of any breach giving rise to such remedy.

          (b) Upon the occurrence of a breach described in Section 7.1(a), PBGC shall be entitled to receive from the


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
Company as liquidated damages, $100 for each day between the specified or other agreed date and the date on which such information is actually provided.

          (c) Upon the occurrence of an Insolvency Event, PBGC shall be entitled (subject to the limitations referred to in the Intercreditor Agreement) to exercise any and all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable law relating to any security it has received.

          (d) In the event of a breach of any other provision of this Agreement, either PBGC or K & F may apply for an order requiring performance, whether for the specific performance of any term or provision hereof or for an injunction against the violation of any of the terms or provisions hereof or for an appropriate show cause order, it being agreed that a remedy of money damages will be inadequate because the failure of the Company to comply strictly with the terms hereof would cause irreparable injury to PBGC. However, either PBGC or K & F may proceed to enforce its rights by any other action, suit, remedy, or proceeding authorized or permitted by this Agreement or by law or by equity.


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
SECTION 8. GENERAL PROVISIONS

          8.1 This Agreement may be amended, modified or supplemented only by written instrument executed by each of the parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          8.2 This Agreement and Exhibits A, B, and C hereto contain the complete and exclusive statement of the agreement and understanding by and between the parties hereto and supersede all prior agreements (other than the confidentiality agreement between PBGC and the Company dated as of September 12,
1997), understandings, commitments, representations, communications, and proposals, oral or written, between the parties relating to the subject matter of this Agreement and such Exhibits. Notwithstanding the foregoing, nothing contained herein, or in the Exhibits hereto, shall be construed as an admission to the actual amount of any liability of the K & F Controlled Group to PBGC under Title IV of ERISA.


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
          8.3 This Agreement may be executed in one or more counterparts and by different parties on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          8.4 No provision of this Agreement shall create any third party beneficiary rights in any person including, without limitation, any participant, or beneficiary of a participant, in any employee benefit plan sponsored by K & F or any member of the K & F Controlled Group.

          8.5 Any reference in this Agreement to any provision of ERISA or the IRC will be deemed also to refer to all rules and regulations promulgated under such provision. References to any provision of ERISA or the IRC and regulations promulgated thereunder refer to the provision of ERISA, the IRC, or the regulations as of the Closing Date, and to any modified and successor provision thereof after the effective date of any amendment, renumbering or other modification thereto occurring after the Closing Date, provided that such modified and successor provision has substantially the same effect as the provision that it is amending, renumbering or otherwise modifying.

          8.6 All notices, requests, demands to or upon either party hereto to be effective shall be in writing (or by telex, facsimile or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (i) when delivered by hand or (ii) if given by mail, when deposited in the mails by relied mail, return receipt requested or (iii) If by telex, facsimile or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

If to K & F:        K & F Industries, Inc.
                    600 Third Avenue
                    New York, New York 10016
                    ATTN: Mr. Kenneth Schwartz
                    Facsimile No. (212) 867-1182

If to PBGC:         Director
                    Corporate Finance and Negotiations Department
                    Pension Benefit Guaranty Corporation
                    1200 K Street, N.W., Suite 270
                    Washington, D.C. 20005
                    Facsimile No. (202) 842-2643


                    General Counsel
                    Pension Benefit Guaranty Corporation
                    1200 K Street, N.W., Suite 301
                    Washington, D.C. 20005
                    Facsimile No. (202) 326-4112

The parties hereto may change their addresses and transmission numbers for notices by notice in the manner provided in this Section 8.6.

          8.7 Each party to this Agreement has made its own independent inquiry as to any and all matters, facts and circumstances material to the Agreement. Neither party to this Agreement has relied and neither party will rely upon the other party hereto, or any of its legal counsel or financial or actuarial advisors, for any information or advice of any kind.

          8.8 No failure of either party to this Agreement to enforce at any time any provision of this Agreement and no course of dealing between the parties to this Agreement will be a waiver of any such provision, or will in any way affect the validity of this Agreement or the right of either party to enforce any provision, to the extent permitted in this Agreement.

          8.9 Except as expressly provided herein, nothing in this Agreement constitutes or reflects a waiver or modification by the Company or PBGC of any claim, right or defense that it has under law.

          8.10 This Agreement shall be governed by and construed in accordance with the laws of the State of New York and by ERISA, the IRC and other laws of the United States to the extent they preempt New York law.

          8.11 The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent. No rule of strict construction will be applied against either party hereto and no deference will be provided to either party with respect to the interpretation of this Agreement. The section and subsection headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

          8.12 This Agreement may not be assigned without the written consent of the signatories hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the dates indicated below.

                                       K & F INDUSTRIES, INC.

Date: October 15, 1997                 By:  /s/ Kenneth M. Schwartz
     -----------------------                ----------------------------



                                       PENSION BENEFIT GUARANTY
                                       CORPORATION



Date: October 14, 1997                 By:  /s/ Andrea E. Schneider
     -----------------------                ----------------------------
                                            Andrea Schneider
                                            Director
                                            Corporate Finance and
                                            Negotiations Department


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